Exhibit 99.1

News Release

NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Names R. David Banyard as New President and CEO

Former Roper Technologies and Danaher Corporation executive brings operations, product innovation and strategic expertise

December 2, 2015, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) announced today that its Board of Directors unanimously elected R. David Banyard as the Company’s next President and Chief Executive Officer, effective December 7, 2015, succeeding John C. Orr. Mr. Banyard will also be elected to the Board of Directors of Myers Industries, effective January 1, 2016. Mr. Orr was named Vice Chairman until his retirement from the Company and as a director on December 31, 2015. He will work with Mr. Banyard during this period to provide an orderly and efficient transition.

Myers’ Chairman of the Board, Robert “Yank” Heisler said, “The Board of Directors is delighted to welcome Dave Banyard to Myers Industries. We undertook a comprehensive CEO search, and the Board believes that Dave fits both the leadership characteristics and the industry experience we sought to succeed John Orr. His strong track record at both Roper Technologies and Danaher Corporation brings significant expertise and experience to Myers.”

“I look forward to joining Myers and working with the management team and Board of Directors,” said Mr. Banyard. “I believe that the re-focused Material Handling and Distribution operating segments have attractive prospects for growth and value creation, and I am pleased to have the opportunity to lead these businesses to their next level of success.”

Commenting on John Orr’s leadership during the past decade, Mr. Heisler said, “John has overseen Myers’ transformation to a more streamlined, focused industrial company, and guided us through many challenging times in his ten years as CEO. His leadership has positioned our company as a value added manufacturer with strong positions in the agricultural, industrial and automotive market segments. We wish him well in his retirement and thank him for his dedicated service since becoming CEO in 2005.”

A 1990 graduate of Princeton and, later, The University of Virginia Darden School of Business, Mr. Banyard directed his post-education career to the U.S. Navy as a fighter pilot. Mr. Banyard began his business career with Danaher Corporation and held successive leadership roles during his six year tenure culminating with his leadership of the Vehicle Systems business unit of Kollmorgen, based in Stockholm, Sweden. Mr. Banyard subsequently joined Roper Technologies in 2010 as the Group President, Fluid Handling Technologies where he led a diverse portfolio of companies serving a wide array of end markets. Mr. Banyard has a proven track record of outperforming market growth while delivering expanded profit margins, reducing working capital requirements and driving improved cash flow performance.

Mr. Banyard and his wife, Diane, will be moving with their three children to Northeast Ohio in early 2016.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.